UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2005, WMS Industries Inc. (the "Company") entered into a replacement Revolving Note payable to LaSalle Bank National Association (the “Bank”) with a final maturity date of May 9, 2006 (the “Note”). The Note replaces the Company’s existing Revolving Note with a final maturity date of May 9, 2006 in order to increase the foreign exchange transaction and letter of credit sub-limit from $2,000,000 to $5,000,000. There are letters of credit, but no borrowings, outstanding under the Note. All of the other terms and conditions of the Note remain the same: the Note evidences a $50 million dollar ($50,000,000) revolving credit facility with an interest rate of, at the Company’s election, the Bank’s prime rate or the interest rate offered generally to the Bank in the London Interbank Eurodollar market plus 1.25% to 1.75% depending on the Company’s EBITDA and the amount of its Senior Debt (as such terms are defined in the Note) at the time of borrowing. The replacement Note contains the same covenants limiting indebtedness and acquisitions, and requiring maintenance of tangible net worth values and financial ratios.

The foregoing is a summary and is qualified in its entirety by reference to the full text of the Note, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibits	Description

10.1	Revolving Note, dated October 4, 2005, made by WMS Industries Inc. to LaSalle Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS INDUSTRIES INC.

Date: October 5, 2005
/s/ Kathleen McJohn
Kathleen McJohn
Vice President, General Counsel and Secretary

Exhibit Index

Exhibits	Description

10.1	Revolving Note, dated October 4, 2005, made by WMS Industries Inc. to LaSalle Bank National Association.